Exhibit 99.3

Item 8              Identification and Classification of Members
                    ---------------------------------------------
                    of the Group:
                    ------------

                    CRT Capital Group is a Broker or Dealer registered under
                    Section 15 of the Act (15 U.S.C. 78o).

                    Harbor Drive Management is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3).

                    CRT Capital Holdings, C. Michael Vaughn, and J. Christopher Young are holding companies or control persons.